                                                                     EXHIBIT 2.7

                            NONCOMPETITION AGREEMENT


          This Noncompetition Agreement (the "Agreement") is made and entered into this 29th day of May, 1997, by and between __________________________
("Covenantor") and NEWPARK RESOURCES, INC., a Delaware corporation ("Newpark"), ancillary to and as required by the Agreement and Plan of Reorganization (the "Exchange Agreement") dated May 28, 1997, by and among Newpark and the "Stockholders" so identified in the Exchange Agreement (including Covenantor), pursuant to which Newpark will exchange (the "Exchange") 122,222 shares of the Common Stock of Newpark, $.01 par value (the "Common Stock") for 100% of the capital stock of SUPREME CONTRACTORS, a Louisiana corporation, and SUPREME CONTRACTORS INTERNATIONAL, INC., a Delaware corporation (together, the "Company"). Unless otherwise provided herein all terms used in this Agreement that are defined in the Exchange Agreement shall have the same meanings herein as in the Exchange Agreement.

          In consideration of the foregoing, and in order to satisfy a condition precedent to the consummation of the Exchange, Covenantor and Newpark hereby agree and covenant as follows:

        1. Certain Definitions. The following terms used herein shall have the following meanings:

          Affiliate or affiliate - a Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, directly or indirectly, of the power to
(a) vote 50% or more of the voting interests in such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          Business - Any one or more of the following activities: selling, providing, installing, recycling, renting, marketing, or dealing in or with or otherwise soliciting orders for any of the Products and Services or any products, services, materials, supplies or support activities that compete with or may be used to replace any Products and Services.

          Competitor - Any Person that, directly or indirectly, engages in any aspect of the Business within any portion of the Territory.

          Person or person - Any individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

          Products and Services - All products, services, materials, supplies and support activities which, as of the date hereof or within twelve months prior to the date hereof, are or have been provided, sold, installed, recycled, rented, marketed or dealt in or with by the Company, and all competitive products, services, materials, supplies and support activities.

          The Territory - All or any part of the following: the geographical limits of the parishes in the State of Louisiana identified on Exhibit A attached hereto and incorporated herein by this reference, the States of Texas, Mississippi and Alabama and the Gulf of Mexico.

          2. Noncompetition. Covenantor hereby agrees that he will not, during the term of this Agreement, directly or indirectly, or through one or more Affiliates, do any one or more of the following: (a) engage in any aspect of the Business, whether as an employee, agent, independent contractor or otherwise ;
(b) own any interest in any Competitor; (c) operate, join, control or otherwise participate in any Competitor; (d) lend credit or money for the purpose of assisting another to establish or operate any Competitor; (e) request or advise any present or future customer or supplier of the Company to withdraw, curtail or cancel its business with any of them; or (f) induce or influence (or attempt to induce or influence) any person who is engaged (as an employee, agent, independent contractor or otherwise) by the Company or any subsidiary to terminate his or her employment or engagement or to perform any services for a Competitor; provided, that nothing herein shall prohibit Covenantor from holding an equity interest of less than 2% of the outstanding capital stock of any Competitor whose equity securities are traded on a national stock exchange or are quoted on The Nasdaq Stock Market.

          3. Confidentiality. Covenantor shall keep secret and retain in confidence, and shall not use for the benefit of Covenantor or others, any confidential information concerning the business of the Company or its affiliates ("Confidential Information") including, without limitation, "know-how," trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, business acquisition plans, technical processes and designs and design projects of the Company and its affiliates relating to the business of the Company learned by Covenantor as a result of prior and current business relationships with the Company or its predecessors. Confidential Information shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Covenantor, (b) was available to Covenantor on a non-confidential basis prior to its disclosure to the Covenantor by the Company or (c) becomes available to Covenantor on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to Covenantor.

          4. Term. The term of this Agreement commences on the date hereof and shall continue for a period of two (2) years. Covenantor hereby acknowledges the receipt and sufficiency of full consideration for this Agreement.

          5. Injunctive Relief. Covenantor hereby stipulates and agrees that any breach by him of this Agreement cannot be reasonably or adequately compensated by damages in an action at law and that, in the event of such breach, Newpark shall be entitled to injunctive relief, which may include but shall not be limited to restraining Covenantor from engaging in any activity that would constitute a breach of this Agreement.

          6. Severability. Covenantor acknowledges that he has carefully read and considered the provisions of Paragraphs 1 through 4 of this Agreement and, having done so, agrees that the restrictions set forth therein (including but not limited to the time periods of restriction and the geographical areas of restriction) are fair and reasonable and are reasonably required to protect the interests of Newpark and its stockholders. If, notwithstanding the foregoing, any of the provisions of Paragraphs 1 through 4 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable, as though the invalid or unenforceable parts had not been included therein. If any provision of Paragraphs 1 through

4 hereof relating to time periods or areas of restriction or both shall be declared by a court of competent jurisdiction to exceed the maximum time periods or areas (or both) that such court deems reasonable and enforceable, said time periods or areas of restriction or both shall be deemed to become and thereafter shall be the maximum time periods and areas which such court deems reasonable and enforceable.

          7. Entire Agreement. This Agreement constitutes the entire agreement of Covenantor and Newpark with respect to the subject matter hereof and supersedes all prior and contemporaneous oral agreements, understandings, negotiations and discussions of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any failure to insist on strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any such terms or conditions.

          8. Nature of Obligations. All covenants and obligations of Covenantor hereunder shall be binding on Covenantor, his assigns, successors and legal representatives and shall inure to the benefit of Newpark and all of its Affiliates that engage in any aspect of the Business in any part of the Territory.

          9. Law Governing. The provisions of this Agreement and all rights and obligations hereunder shall be governed by and construed in accordance with the internal laws of the State of Texas applicable to contracts made and to be wholly performed within the State of Texas.

          10. Attorneys' Fees. In any litigation relating to this Agreement, including litigation with respect to any supplement, modification or waiver of this Agreement or any of its provisions, the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees.

          11. Notices. Any and all notices, demands, requests or other communications hereunder shall be in writing and shall be deemed duly given when personally delivered to or transmitted by overnight express delivery or by facsimile to and received by the party to whom such notice is intended, or in lieu of such personal delivery or overnight express delivery or facsimile transmission, 48 hours after deposit in the United States mail, first-class, certified or registered, postage prepaid, return receipt requested, addressed to the applicable party at the address provided below. Either party may change its address for the purpose of this Paragraph 11 by giving notice of such change to the other party in the manner which is provided in this Paragraph 11.

          Covenantor:                   ________________________________
                                        ________________________________
                                        ________________________________
                                        Facsimile No.: (   )   -

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

          Newpark:            Newpark Resources, Inc.
                              3850 North Causeway, Suite 1770
                              Metairie, LA 70002
                              Attention:  Secretary
                              Facsimile No.:  (504) 833-9506

     12. Captions. The captions in this Agreement are included for convenience of reference only, do not constitute a part hereof and shall be disregarded in the interpretation or construction hereof.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                            Covenantor:



                                            _______________________________


                                            NEWPARK RESOURCES, INC.



                                            By:/s/ James D. Cole
                                               ----------------------------
                                               James D. Cole, President

                                   EXHIBIT A

                                LIST OF PARISHES


ACADIA
ALLEN
ASCENSION
ASSUMPTION
AVOYELLES
BEAUREGARD
CALCASIEU
CAMERON
EAST BATON ROUGE
EVANGELINE
IBERIA
IBERVILLE
JEFFERSON
JEFFERSON DAVIS
LAFAYETTE
LAFOURCHE
LIVINGSTON
ORLEANS
PLAQUEMINES
POINTE COUPEE
RAPIDES
ST. BERNARD
ST. CHARLES
ST. HELENA
ST. JAMES
ST. JOHN THE BAPTIST
ST. LANDRY
ST. MARTIN
ST. MARY
ST. TAMMANY
TANGIPAHOA
TERREBONNE
THIBODEAUX
UNION
VERMILLION
VERNON
WEST BATON ROUGE

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